Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 19, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.031031 per unit, payable on February 14, 2024, to unit holders of record on January 31, 2024.

This month’s distribution decreased from the previous month due to a slight decrease in production and decreases in pricing of oil and pricing of gas for the Waddell Ranch Properties as well as increased capital costs on the Waddell Ranch Properties. There was a significant decrease in gas volumes produced on the Texas Royalty Properties. This is due to timing of receipt of revenue checks relative to the holidays and the month of December ending on a long weekend.

WADDELL RANCH

In reporting November production of the Underlying Properties for this month’s press release, production for oil volumes was 243,384 (gross) with average pricing of approximately $76.54 per bbl. Production for gas volumes (including gas liquids) was 855,733 Mcf (gross) with average pricing of approximately $0.11 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell Ranch was $17,899,375 (gross) for November. Lease Operating Expenses were $5,601,315 (gross) and Capital Expenditures (CAPEX) were $11,886,206 (gross) for November, netting a positive Net Profit Interest (NPI) of $411,277. This would put the Trust’s proceeds of 75% as a positive $308,458 (net) to contribute to this month’s distribution. For the month of November, revenue decreased compared to the prior month. Overall, all products saw a decrease in pricing and volumes were down as the result of one less day of production. There was a spike in CAPEX that is related to the timing of horizontal frac costs. If current oil and gas pricing continues or declines, the Waddell Ranch Properties may or may not be able to continue to contribute to the distribution in the foreseeable future, after covering the ongoing CAPEX budget. The Waddell Ranch Properties NPI contributed to this month’s distribution.

First sales received for the month of November 2023 wells were as follows: (all net to the Trust), 1.5 new drill wells, including 0.0 horizontal wells, 3.0 recompleted wells. Waiting on completion, as of November 30, 2023, were 2.3 drill wells, including 1.1 horizontal wells and 3.8 recompletion wells. Also, 3.8 wells, plugged and abandoned, were completed.

Blackbeard has estimated the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions, along with about 37.5 plug and abandoned wells. Approximately 84% of that budget has been incurred and is related to January through November activity.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 16,739 barrels of oil and 9,503 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 14,965 barrels of oil and 8,510 Mcf of gas. The average price for oil was $80.33 per bbl and for gas was $7.67 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,417,599. Deducted from these revenues were taxes of $150,130, resulting in a Net Profit of $1,267,469 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,204,095 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	243,384	855,733	182,538	641,800		$76.54	$0.11	**
Texas Royalties	16,739	9,503	14,965	8,510	*	$80.33	$7.67	**
Prior Month
Waddell Ranch	268,044	886,479	201,033	664,859	*	$84.60	$1.41	**
Texas Royalties	16,522	20,507	14,833	18,418	*	$86.51	$4.25	**

*	These volumes are the net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $85,667 resulting in a distribution of $1,446,325 to 46,608,796 units outstanding, or $0.031031 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On December 18, 2023, Argent Trust Company, as Trustee (the “Trustee”) of the Trust, filed its Original Complaint against defendant Blackbeard Operating, LLC (“Blackbeard”). The Trustee seeks to recover more than $15 million in damages resulting from Blackbeard’s alleged failure to properly calculate and pay royalties due and owing to the Trust. The Trustee will provide material updates as they become available.

The 2023 tax information packets are expected to begin mailing directly to unit holders in early March 2024. A copy of Permian’s 2023 tax information booklet is expected to be posted on Permian’s website by February 29, 2024. In addition to the tax booklet, the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2024 for 2023 tax reporting.

The 2022 Annual Report with Form 10-K and the December 31, 2022 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839